                                                                     EXHIBIT 99


                             WISHBONE SYSTEMS, INC.
                           STOCK OPTION PLAN NUMBER 1

         1. Establishment of the Plan. (a) The Plan. The Corporation hereby establishes this Plan which shall be known as the "Wishbone Systems, Inc. Stock Option Plan Number 1".

         (b) Purpose. The purpose of this Plan is to advance the interests of the Corporation by encouraging its employees, officers and directors to become owners of the Corporation's shares. The Corporation seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Corporation in large measure depends.

         (c) Effective Date. The Plan shall become effective immediately on its adoption by the Board of Directors of the Corporation.

         (d) Tax Implications. The Options granted tinder this Plan are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Definitions. As used in this Plan, the following terms have the meanings set forth below:

         (a) "AFFILIATE" means any corporation or other entity which is controlled by, controls or is under common control with the Corporation.

         (b) "CORPORATION" means Wishbone Systems, Inc., a New Jersey corporation.

         (c) "COMMITTEE" means the Stock Option Plan Committee established by the Board of Directors of the Corporation. If the Board of Directors does not establish a separate Stock Option Plan Committee, then "Committee" means the full Board of Directors.

         (d) "EXERCISE PERIOD" means, with respect to any Option, the period beginning on the Vesting Date for that Option and ending on the earlier of (1) the date that is ten (10) years after the date that such Option is granted, and (2) the date (if any) that such Option is terminated pursuant to Sections 7 or 8(b) below (with both the first date and the last date specifically included in the Exercise Period).

         (e) "EXERCISE PRICE" shall mean the price per share at which an Optionee may purchase Option Shares, as determined pursuant to Section 6(a) below.

         (f) "OPTION" means an option to purchase Shares granted pursuant to the provisions of Section 6 below.

         (g) "OPTION SHARES" means any Shares acquired pursuant to the exercise of any Option.

         (h) "OPTIONEE" means an employee, officer or director of the Corporation or any Affiliate to whom an Option is granted, and includes his heirs, executor(s) and administrator(s).

         (i)      "PLAN" means this Wishbone Systems, Inc. Stock Option Plan
Number 1.

                                            Stock Option Plan Number 1 - Page 2


         (j) "SALE OF THE CORPORATION" means the occurrence of any of the following events: (1) there is a sale or other transfer (either in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company; or (2) there is any transfer or transfers or issuance (or multiple issuances) of shares of any class A (voting) common stock of the Corporation or any merger or consolidation of the Corporation such that, as a result of such transfer, transfers, issuance (or multiple issuances), merger or consolidation all of the shares of the class A (voting) common stock of the Corporation are owned, either legally or beneficially, by persons or entities who are not the owners of the shares of class A common stock of the Corporation as of the date this Plan is adopted by the Board of Directors of the Corporation.

         (k) "SENIOR SHAREHOLDERS" means the holders of the Corporation's class A common stock as of the date this Plan is adopted by the Board of Directors of the Corporation.

         (1)      "SEPARATE AGREEMENT" is defined in Section 6(d) below.

         (m) "SHARES" mean shares of the Corporation's class B (non-voting) common stock.

         (n) "STOCK OPTION AGREEMENT" means a Stock Option Agreement substantially in the form attached to this Plan as Exhibit A between the Corporation and an Optionee.

         (o) "VESTING DATE" means with respect to any Option the first date on which that Option can be exercised. The Vesting Date with respect to any Option shall be established by the Committee, as provided in Section 6(a) below, subject to the requirements of any Separate Agreement as provided in
Section 6(d) below.

Whenever used in this Plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender, and vice versa.

         3. Eligible Persons. Any key employee, officer or director of the Corporation or of any Affiliate is eligible to be granted one or more Options pursuant to this Plan.

         4. The Committee. The Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee shall have the sole discretion and authority to determine from among eligible employees, officers and directors those to whom and the time and times at which Options may be granted, the number of Shares to be subject to each Option, the Vesting Date for each Option, and the Exercise Price for each Option. Subject to the express provisions of this Plan, the Committee shall also have complete authority to terminate this Plan, to interpret, prescribe, amend, and rescind rules and regulations relating to it, to make minor changes in any Stock Option Agreement, and to make all other determinations necessary or advisable in the administration of this Plan; provided, that no termination, amendment or modification of this Plan shall in any way affect any Option previously granted under this Plan without the consent of the Optionee of that Option. Nothing in this Plan shall require the Committee to grant any Options, and no employee, officer or director of the Corporation shall have any right to be granted any Option.

         5. Shares Issued Under Plan. (a) Shares under this Plan. The Shares which the Corporation may issue under this Plan may be either authorized and unissued Shares or Shares issued and thereafter acquired by the Corporation (including treasury stock).

                                            Stock Option Plan Number 1 - Page 3


         (b) Options Granted Under Plan. Shares with respect to which an Option has been granted under this Plan, whether or not such Option shall have been exercised, shall not again be available to be issued or available for issuance under a separate Option, except that if any Option granted under this Plan is terminated for any reason without being wholly exercised, a new Option or Options may be granted covering the number of Shares to which such terminated Option relates.

         (c) Antidilution. In the event that after the date that this Plan becomes effective the Shares are changed into, converted or exchanged for a different number or class of shares or other securities of the Corporation or of another corporation or other entity by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split, reverse stock split or stock dividend:

         (1) The aggregate number and kind of Shares which may be available to be issued pursuant to Options which may be granted shall be adjusted appropriately;

         (2) Rights under Options (including Options which are granted before or after any such change or exchange), both as to the number of Shares into which each Option is exercisable and the Exercise Price, shall be adjusted appropriately.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee. Any such adjustment may provide for the elimination of fractional share interests.

         6. Options. (a) Grant of Options. The Committee may in its discretion grant one or more Options to one or more Optionees. With respect to each Option, the Committee shall determine (1) the Optionee, (2) the number of Shares into which that Option may be exercised, (3) the Vesting Date for that Option (subject to Section 6(d) below), ,and (4) the Exercise Price for the Shares into which that Option may be exercised. Each such Option (or group of Options granted to any individual Optionee) shall be evidenced a Stock Option Agreement which is dated as of the date of the grant of that Option and is executed by the Corporation and the Optionee. An Option shall not become effective until both (1) the Committee grants that Option and (2) the Optionee of that Option and the President of the Corporation sign the Stock Option Agreement for that Option. At all times prior to the Optionee's exercise of any Option, the Corporation shall reserve from its authorized but unissued Shares a sufficient number of Shares which will be available to be purchased by the Optionee pursuant to that Option.

         (b) Exercise of Options. For each Option, the Optionee of that Option shall have the right (subject to the requirements of any Separate Agreement) to purchase from the Corporation up to the number of Shares granted by the Committee and set forth in the Stock Option Agreement for that Option. The price per share for each Share purchased by the Optionee under an Option shall be the Exercise Price for that Option determined pursuant to Section 6(a) above. The Optionee may exercise any Option in whole or in part at any time during the Exercise Period for that Option, provided that any such exercise is with respect to whole shares only.

         (c) Method of Exercise. In order to exercise an Option, the Optionee shall provide a written notice which (1) sets forth the number of Shares being purchased by the Optionee, (2) is

                                            Stock Option Plan Number 1 - Page 4


delivered to the Corporation at its principal office by Federal Express or similar overnight service, by hand delivery, or by certified or registered mail, return receipt requested, and (3) is accompanied with payment in full to the Corporation of the Exercise Price for the number of Shares for which the Option is then being exercised. In addition to and at the time of the payment of the Exercise Price, the Optionee shall pay to or at the direction of the Corporation the full amount of all Federal and state withholding or other taxes applicable to the taxable income of the Optionee resulting from such exercise.

         (d) Delay in Vesting Date. If the Corporation or any Affiliate of the Corporation is a party to a separate written agreement (referred to here as a "SEPARATE AGREEMENT") with any Optionee, which Separate Agreement may be entered into before, after or simultaneously with the grant of any Option to that Optionee, and that Separate Agreement provides that such Optionee's right to exercise one or more stock options is subject to the satisfaction of conditions which are specified in that Separate Agreement (solely by way of example, a Separate Agreement might provide that an Optionee may exercise his Option only if the Corporation achieves a specified level of revenues during a specified period of time), then (1) notwithstanding any contrary provision set forth in this Section 6, the Optionee shall not have any right to purchase from the Corporation any of the Shares covered by that Option unless and until all of the conditions set forth in that Separate Agreement have been satisfied and
(2) the Vesting Date for that Option shall not occur (and the Exercise Period for that Option shall not begin) unless and until all of those conditions have been satisfied. The Committee shall determine whether and when those conditions have been satisfied. Without limiting the foregoing, if those conditions are never satisfied, then the Vesting Date for that Option will never occur, the Exercise Period for that Option will never begin, and the Optionee will never have the right to exercise that Option, except as specifically provided in
Section 8(a)(1) below.

         7. Termination of Option. (a) Termination of Employment. If at the time an Option is granted to an Optionee that Optionee is an employee of the Corporation or of any Affiliate, then, unless otherwise determined by the Committee, on the termination of the Optionee's employment with the Corporation or that Affiliate, and regardless of the reason for that termination (including without limitation as a result of the Optionee's termination with cause, the Optionee's termination without cause, the voluntary resignation by the Optionee, or the death or disability of the Optionee), then all Options granted to that Optionee which have a Vesting Date which is on or after the date (referred to here as the "LAST DATE") that is 30 calendar days after the last day of such employment shall automatically be irrevocably terminated and no longer exercisable by the Optionee. In other words, if an Optionee's employment is terminated (1) all Options which have a Vesting Date that is on or after the Last Date can never be exercised, and (2) all Options which have a Vesting Date that is prior to the Last Date must be exercised (if at all) before the Last Date and after the Late Date those Options can never be exercised.

         (b)      Violation of Confidentiality/Non-Compete Agreement. This
Section 7(b) shall apply only to an Optionee who is a party to a written agreement with the Corporation or any Affiliate (referred to here as a "RESTRICTION AGREEMENT") which provides in substance that either (1) the Optionee must hold the Corporation's or the Affiliate's proprietary information confidential or (2) the Optionee is prohibited, for a period of time specified in that agreement, from being employed by, investing in, or otherwise becoming affiliated with a person or entity that is in a competitive business with the Corporation or the Affiliate (as the case may be). In the event that

                                            Stock Option Plan Number 1 - Page 5


the Board of Directors of the Corporation or the Committee determines that such an Optionee is breaching or violating in any material respect any Restriction Agreement with an Optionee, then the Corporation may send a written notice (the "TERMINATION NOTICE") to that Optionee, identifying that breach or violation and stating in substance that all Options which are then held by that Optionee are being terminated. On the sending of such a Termination Notice, all Options which are then held by that Optionee shall thereupon, without any further action, be irrevocably terminated in their entirety. The Termination Notice shall be delivered to the Optionee by Federal Express or similar overnight service, by hand delivery or by certified or registered mail, return receipt requested.

         8. Sale of Corporation. (a) Acceleration of Vesting. Notwithstanding the provisions of Section 6(b) above, if there is any Sale of the Corporation, then as of the effective date of that Sale of the Corporation (the "EFFECTIVE DATE") the Optionee may purchase up to all of the Option Shares into which all of the Options granted to that Optionee are exercisable, including without limitation all such Option Shares whose Vesting Date would otherwise occur after the Effective Date, subject to the following:

         (1) If an Optionee is a party to a Separate Agreement which provides that an Optionee's right to exercise an Option is subject to the satisfaction of specified conditions and by their nature those conditions could not be satisfied on or before the Effective Date (for example, the Separate Agreement provides that the Option cannot be exercised unless the Corporation achieves certain revenues during the fiscal year ending December 31, 2002 but the Effective Date is March 31, 2002), then the Optionee may exercise that Option even though such conditions have not been satisfied.

         (2) If an Optionee is a party to a Separate Agreement which provides that an Optionee's right to exercise an Option is subject to the satisfaction of specified conditions, those conditions were not satisfied on or before the Effective Date, and by their nature those conditions could have been satisfied on or before the Effective Date (for example, the Separate Agreement provides that the Option cannot be exercised unless the Corporation achieves certain revenues during the fiscal year ending December 31, 2001, the Corporation did not achieve those revenues, and the Effective Date is March 31,
2002), then the Optionee may not exercise that Option.

         (b) Termination of Options. If there occurs any Sale of the Corporation or any proposed transaction that the Board of Directors in its reasonable discretion believes will result in a Sale of the Corporation , then the Corporation shall send a written notice (the "TERMINATION NOTICE") to the Optionee, identifying that Sale of the Corporation. All Options which are then held by that Optionee shall, without any further action, be irrevocably terminated in their entirety on the Effective Date. (If that anticipated Sale of the Corporation does not occur, then the Termination Notice sent with respect to that anticipated Sale of the Corporation shall automatically be null and void.) The Termination Notice shall be delivered to the Optionee by Federal Express or similar overnight service, by hand delivery or by certified or registered mail, return receipt requested.

         (c) Forced Sale. If there occurs a Sale of the, Corporation, then an Optionee shall, at the direction (and discretion) of the Committee, sell or otherwise transfer all of his Option Shares

                                            Stock Option Plan Number 1 - Page 6


(including without limitation all Option Shares into which that Optionee's Options are exercised as of the Effective Date) to that purchaser or purchasers, at the same price per share (and on the other terms and conditions) at which the class A common shares are sold to that purchaser or purchasers.

         9. Restrictions Against Transfers. (a) Transfer of Options. Each Optionee shall not sell, assign, transfer, pledge, hypothecate, grant any security interest in, or in any other manner dispose of all or any part of any Option or enter into any contract or understanding to do any of the foregoing unless the Optionee obtains the prior written consent of the Committee, which consent may be granted or withheld in the sole discretion of the Committee.

         (b) Transfer of Option Shares. Each Optionee shall not sell, assign, transfer or in any other manner dispose of all or any part of that Optionee's Option Shares or enter into any contract or understanding to do any of the foregoing unless the Optionee obtains the prior written consent of the Committee, which consent may not be unreasonably withheld or delayed. Each Optionee shall not under any circumstances pledge, hypothecate or grant any security interest in all or any part of that Optionee's Option Shares or enter into any contract or understanding to do any of the foregoing.

         (c) Plan Binding on Transferees. Any permitted transferee (including without limitation any family member of an Optionee) of any Options or Option Shares shall acquire those Options or Option Shares subject to the provisions of this Plan (including without limitation this Section 9 and Section 10 below), and the transferee must, as a condition to acquiring those Options or Option Shares, sign an agreement (in form and substance satisfactory to the Committee) agreeing to be bound by this Plan. The stock certificates evidencing any Option Shares shall contain a restrictive legend reflecting this prohibition against the transfer of the Option Shares.

         (d)      Prohibited Transfers Void. Any action which violates this
Section 9 or Section 10 below shall be void and shall be unenforceable against the Corporation.

         10. Right of First Refusal. (a) In the event that any Optionee proposes to sell any of his Option Shares to any purchaser (the "PURCHASER") pursuant to a bona fide written offer, the Optionee shall send a written notice (the "SELLING NOTICE" to the Corporation. The Selling Notice shall (1) state that the Optionee intends to sell the Option Shares, (2) include a copy of the written offer, and (3) state the name and address of the proposed Purchaser. The Corporation shall promptly send a copy of the Selling Notice to each of the Senior Shareholders.

         (b) The Corporation shall have the right (but not the obligation), exercisable by written notice (the "ELECTION NOTICE") delivered to the Optionee within thirty (30) days after the Corporation's receipt of the Selling Notice, to purchase all (and not less than all) of the Option Shares proposed to be sold at the price and on the terms specified in the bona fide offer. If the Corporation provides an Election Notice, then the Optionee shall not sell the Option Shares to the Purchaser, but instead the Optionee shall sell the Option Shares to the Corporation, and the Corporation shall purchase those Option Shares from the Optionee at the price and on the terms specified in the Selling Notice.

                                            Stock Option Plan Number 1 - Page 7


         (c) If for any reason the Corporation does riot send an Election Notice, then the Senior Shareholders shall have the right (but not the obligation), exercisable by written notice (the "ELECTION NOTICE") delivered to the Optionee within sixty (60) days after the Corporation's receipt of the Selling Notice, to purchase all of those Option Shares at the price and on the terms specified in the Selling Notice. In order for any Election Notice to be effective, the Senior Shareholders who send such an Election Notice must agree collectively to purchase all, and not less than all, of those Option Shares. Each Senior Shareholder who sends such an Election Notice purchase a pro-rata portion of those Option Shares based on the number of shares of class A common stock of the Corporation which are then owned by each of such Senior Shareholders, unless otherwise agreed by all such Senior Shareholders. If some or all of the Senior Shareholders provide an Election Notice, then the Optionee shall not sell the Option Shares to the Purchaser, but instead the Optionee shall sell the Option Shares to those Senior Shareholders, and those Senior Shareholders shall purchase those Option Shares from the Optionee at the price and on the terms specified in the Selling Notice.

         (d) Unless otherwise specified in the Selling Notice, the purchase price for the Option Shares shall be paid in full in cash or by certified or bank check to the Optionee. Unless otherwise specified in the Selling Notice, the closing for the purchase for the Option Shares shall take place ninety (90) days after the Optionee gives the Selling Notice.

         (e) If the Corporation and the Senior Shareholders do not elect to purchase the Option Shares as set forth above, the Optionee shall be entitled to sell the Option Shares to the Purchaser as set forth in the Selling Notice. If, however, the transfer of the Option Shares is not completed within ninety (90) days after the Optionee gives the Selling Notice, then the Optionee shall not sell the Option Shares to the Purchaser, and any future sale of the Option Shares (including any sale to that Purchaser) shall again be subject to the provisions of this Section 10.

         (f) The Selling Notice and any Election Notice shall be delivered to the other parties by Federal Express or similar overnight service, by hand delivery or by certified or registered mail, return receipt requested.

         (g) This Section 10 shall not apply to gifts or other transfers of Option Shares to family members of the Optionee, whether by the Optionee or his estate, although any such gifts or other transfers shall be subject to
Section 9(b) above.

         11. Arbitration. All disputes and disagreements arising in connection with or relating to the interpretation, performance, observance or breach of this Plan or any Stock Option Agreement shall be finally and exclusively resolved by arbitration, which may be instituted by the Corporation or any Optionee (or any of their respective successors and assigns) by written notice to the other party(ies) stating the claim or controversy in question. Arbitration shall take place in New York, New York and shall be conducted by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on the parties. Judgment on any award maybe entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration shall be borne in accordance with the determination of the arbitrators.

                                            Stock Option Plan Number 1 - Page 8


         12. Miscellaneous. (a) No Guaranty of Employment. Nothing in this Plan, in any Option or in any Stock Option Agreement shall confer on any employee, officer or director the right to continue in the employ of the Corporation or any Affiliate.

         (b) Other Plans. The adoption of this Plan shall not affect any other compensation or other plans, if any, for or adopted by the Corporation, nor shall this Plan preclude the Corporation from establishing any other forms of incentive or other compensation plans for employees of the Corporation or any other personnel.

         (c) Successors. This Plan shall be binding on the successors and assigns of the Corporation.

         (d) Headings. Headings of Sections in this Plan are inserted only for convenience and reference, and they do not constitute any part of this Plan.

         (e) Governing Law. This Plan and any Stock Option Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the principles of choice of laws.

                                   AMENDMENT
                                     TO THE
                      WISHBONE STOCK OPTION PLAN NUMBER 1


         This amendment ("Amendment") to the Wishbone Systems, Inc. Stock Option Plan Number 1 (the "Option Plan") is made and executed this 21st day of January, 2004, to be effective and wholly contingent upon the consummation of the merger of Washington Acquisition Sub, Inc. with and into Wishbone Systems, Inc. (the "Merger") pursuant to that certain Agreement and Plan of Merger by and among Indus International, Inc. ("Indus"), Washington Acquisition Sub, Inc., Wishbone Systems, Inc., and the Wishbone shareholders (the "Merger Agreement"), dated as of January 21, 2004. Notwithstanding the foregoing, this Amendment shall not be effective with respect to any option granted pursuant to the Option Plan unless and until the optionee holding such options consents to this Amendment in writing.

         WHEREAS, the Board of Directors of Wishbone has amended all options issued under the Option Plan, contingent upon the consummation of the Merger and the written consent of the optionees, such that (a) the options will not terminate upon the effective date of the Merger and (b) all unexercised options outstanding at the effective time of the Merger shall be converted into and become rights with respect to Indus common stock, and Indus shall assume each such option, pursuant to the terms of the Merger Agreement; and

         WHEREAS, the Board of Directors of Wishbone has further deemed it to be in the best interests of Wishbone and its shareholders to amend the Option Plan to make the "Sale of the Corporation" provisions consistent with such provisions in Indus's 1997 Stock Plan and to provide that the Option Plan may be amended without the consent of the optionees if such amendment does not impair the rights of any optionee;

         NOW, THEREFORE, the Option Plan shall be and hereby is amended as follows:

1. Company References. The term "Wishbone" shall be deemed to be replaced throughout the Option Plan with reference to "Indus International, Inc."

2. State References. References to "New Jersey" in Sections 2(b), 11, and 12(e) of the Option Plan shall be deemed to be replaced with reference to "Georgia," and reference to "New York City" in Section 11 of the Option Plan shall be deemed to be replaced with reference to "Atlanta, Georgia."

3. Share References. Section 2(m) of the Option Plan hereby is deleted in its entirety and replaced with the following:

         "'Shares' mean shares of the Corporation's common stock."

                                           Stock Option Plan Number 1 - Page 10


4. Sale of the Corporation. Section 2(j) of the Option Plan hereby is deleted in its entirety, and Section 8 of the Option Plan shall be deleted in its entirety and replaced with the following:

         "Notwithstanding the provisions of Section 6(b) above, in the event of a merger of the Corporation with or into another corporation, or the sale of substantially all of the assets of the Corporation, each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the optionee shall fully vest in and have the right to exercise the Option as to all of the Option Shares, including Option Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Option Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Option Share subject to the Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the merger or sale of assets."

5.       Amendment. The proviso clause in the second to last sentence of
Section 4 of the Option Plan shall be deleted in its entirety and replaced with the following:

         "; provided, that no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Corporation, which agreement must be in writing and signed by the Optionee and the Corporation."

The provisions of the Option Plan, as heretofore amended, shall remain in full force and effect.

                                           Stock Option Plan Number 1 - Page 11


IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.


                                        WISHBONE SYSTEMS, INC.

                                        By: /s/ Ashok K. Samuel
                                            -----------------------------------
                                            Ashok K. Samuel, President